Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces September 30, 2008 Quarterly Financial Results
DALLAS—(BUSINESS WIRE)—November 6, 2008—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced its financial results for the third quarter ended September 30, 2008.
Highlights for the quarter ended September 30, 2008:
Stockholders’ Equity (Net Assets): $118.5 million
Total Portfolio Market Value: $174.3 million
Net Asset Value per share: $6.69
Operating Results (in thousands, except per share amounts):
Net decrease in stockholders’ equity (net assets) from operations: $7,103
Net investment income: $1,972
Net realized and unrealized losses on investments: $9,076
Distributions to stockholders per share: $0.1500
Portfolio Investment Activity:
Cost of investments purchased during period: $40.7 million
Proceeds from disposition of investments during period: $26.3 million
Number of portfolio companies as of September 30, 2008: 45
Portfolio and Investment Activity
The following table summarizes the historical composition of our investment portfolio, exclusive of cash and cash equivalents, as a percentage of total investments.

		Corporate
	Senior Loans	Notes and Bonds	Claims	Equity Interests
September 30, 2008	60.5%	24.9%	0.7%	13.9%
June 30, 2008	68.1%	27.0%	0.2%	4.7%
March 31, 2008	49.7%	40.4%	0.5%	9.4%
December 31, 2007	48.4%	34.8%	0.5%	16.3%
September 30, 2007	50.3%	34.4%	1.2%	14.1%
June 30, 2007	45.9%	35.4%	0.8%	17.9%
March 31, 2007	76.7%	21.1%	0.8%	1.4%

Bank debt typically accrues interest at variable rates determined by reference to a base lending rate, such as LIBOR or prime rate, and typically will have maturities of 3 to 5 years. Corporate notes and bonds will typically accrue interest at fixed rates and have stated maturities at origination that range from 5 to 10 years. At September 30, 2008, the weighted average cost yield of our portfolio investments, exclusive of cash and cash equivalents, was approximately 6.8%. At September 30, 2008, the weighted average cost yield of our investments in senior loans and corporate notes and bonds was approximately 7.4%. Yields are computed assuming a fully settled portfolio; using interest rates as of the report date and include amortization of senior loan discount points, original issue discount and market premium or discount; weighted by their respective costs when averaged.
As of September 30, 2008, approximately 54.3% of our portfolio consisted of investments in 10 issuers. Additional information regarding these specific investments has been outlined below. This additional information is limited to publicly available information, and does not address the creditworthiness or financial viability of the issuer, or the future plans of the Company as it relates to a specific investment. Furthermore, while the objective of the Company is to invest primarily in financially-troubled or distressed companies, the Company can and does invest in issuers that are not financially-troubled or distressed at the time of investment. The Company may have sold some, or all, of the positions outlined below subsequent to September 30, 2008.
Azithromycin Royalty Sub, LLC
The Azithromycin Royalty Sub, LLC, a wholly-owned subsidiary of InSite Vision Inc., was established to issue senior secured bonds backed by the royalty cash stream from the sales of azithromycin ophthalmic solution, a branded pharmaceutical sold under the brand name AzaSite® and marketed by Inspire Pharmaceuticals, Inc. The solution is used to treat conjunctivitis. The Azithromycin Royalty Sub, LLC is entitled to minimum cash flows from Inspire Pharmaceuticals over the next five years and the entity is obligated to utilize any cash flows in excess of interest expense to pay down principal. More information can be found at www.azasite.com.
Baker & Taylor, Inc.
Baker & Taylor, Inc. (“B&T”) is engaged in the distribution of books, music, video and game products. In addition, unique information services built around the B&T’s proprietary databases as well as specialized consulting and outsourcing services are provided to customers. Customers include retailers (including Internet retailers), public, academic and school libraries and various departments of federal and local governments. B&T distributes its products throughout the United States and worldwide.
Celtic Pharma Phinco B.V.
Celtic Pharmaceuticals Phinco B.V. (“Celtic Pharma”) is a private investment fund with a mandate to purchase a diversified portfolio of novel pharmaceutical products in the later stages of development that have already demonstrated initial proof of principle efficacy in human clinical trials. Celtic Pharma has $250 million of equity commitments in addition to raising $156 million of high-yield bonds. Celtic Pharma has invested in nine drug programs since its 2004 inception. More information can be found at www.celticpharma.com.
Comcorp Broadcasting, Inc.
Comcorp Broadcasting, Inc. (“ComCorp”) is a privately-held regional broadcasting company based in Lafayette, LA. ComCorp operates 23 TV stations in 10 markets in Texas, Louisiana, and Indiana. ComCorp filed for bankruptcy in June 2006 after it was unable to meet its ongoing debt obligations. ComCorp, and its direct and indirect subsidiaries, exited bankruptcy with an effective date of October 4, 2007 under reorganization plans filed (“Plans”) with the United States Bankruptcy Court in the Western District of Louisiana (Case No. 06-50410). Copies of the Plans and the Confirmation Orders may be downloaded, without cost, at www.kccllc.net/cca, or be requested free of charge by calling Kurtzman Carson Consultants LLC at 1-866-381-9100.

Fontainebleau Florida Hotel, LLC
Fontainebleau Resorts, LLC (“Fontainebleau”) is led by Chairman Jeffrey Soffer, who also serves as Chief Executive Officer of Turnberry, Ltd., a creator of luxury condominium and condominium-hotel developments, and President and Chief Financial Officer Glenn Schaeffer, a former Chief Executive Officer of Mandalay Resort Group. Fontainebleau Miami Beach is a resort located in Miami Beach, Florida. Fontainebleau plans to renovate and expand this property into a 22-acre destination resort. More information can be found at www.bleaumiamibeach.com.
Genesys Ventures IA, LP
Genesys Ventures IA, LP, a limited partnership with Genesys Capital Partners of Toronto, Onterio, was established to hold the preferred equity of three late-stage venture companies: Epocal, Inc., Affinium Pharmaceuticals, Ltd., and NeurAxon, Inc. Epocal, Inc. is a point of care diagnostic company that designs and manufactures blood gas, electrolyte and metabolite testing devices. Affinium Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of novel anti-infective medicines stemming from the bacterial fatty acid synthesis II pathway. NeurAxon, Inc. is a CNS (central nervous system) research and development company that is currently developing new drugs for the treatment of pain and other CNS disorders such as epliepsy and depression. More information can be found at www.epocal.com, www.afnm.com, and www.nrxn.com.
Lake at Las Vegas Joint Venture, LLC
Lake at Las Vegas Joint Venture, LLC (“LLV”) is a 3,592-acre resort and destination community and is one of the larger master-planned communities in Las Vegas, NV. The development is located approximately 17 miles from the Las Vegas strip. On July 17, 2008, LLV filed to reorganize under Chapter 11 of the Bankruptcy Code, citing a combination of poor liquidity, substantial debt service, extremely challenging real estate market conditions and other legal and financial issues. More information can be found at www.lakelasvegas.com, at www.kccllc.net/llv, or by calling Kurtzman Carson Consultants LLC at 1-866-248-3389.
LVI Services, Inc.
LVI Services, Inc. (“LVI”) is a remediation and facility services firm serving commercial, industrial, retail, government, healthcare and education end markets. From a nationwide branch network, LVI provides asbestos abatement, soft and structural demolition, mold remediation, emergency response, fireproofing, decontamination and decommissioning, lead-based paint abatement and infection control. More information can be found at www.lviservices.com.
TARH E&P Holdings, L.P.
Texas American Resources E&P Holdings (TARH) is a privately-held, independent energy company headquartered in Austin, TX. It focuses on the acquisition and exploitation of proved or near-proved oil and natural gas assets located in the mature producing basins of the onshore Texas and Rocky Mountain regions.
Wm. Wrigley Jr. Company
Wm. Wrigley Jr. Company (“Wrigley”) is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. Wrigley distributes its world-famous brands in more than 180 countries. On October 6, 2008, Wrigley was acquired by Mars, Incorporated, a privately-held maker of global candy brands, in a transaction valued at approximately $23 billion. The combined entity creates the largest global confectionary and consumer goods business.

Results of Operations
Results comparisons are for the three and nine months ended September 30, 2008 and 2007. These comparisons between current and prior periods may not necessarily be meaningful as we initially funded on January 18, 2007 (commencement of operations).
Operating results for the three and nine months ended September 30, 2008 and September 30, 2007 are as follows:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Total investment income	$4,086,448	$9,521,216	$18,458,396	$20,751,585
Net expenses	$(2,113,994)	$(5,255,267)	$(8,954,579)	$(9,023,284)
Net investment income	$1,972,454	$4,265,949	$9,503,817	$11,728,301
Net realized and unrealized gain/(loss) on investments	$(9,075,613)	$(30,386,390)	$(61,019,714)	$(37,049,465)
Net increase/(decrease) in stockholders’ equity (net assets) resulting from operations	$(7,103,159)	$(26,120,441)	$(51,515,897)	$(25,321,164)
Investment Income
We primarily generate revenue in the form of interest income on the debt securities that we own, dividend income on any common or preferred stock that we own, and capital gains, if any, on investment securities that we acquire and subsequently sell. We also may acquire investments, which may pay cash or in-kind dividends on a recurring or otherwise negotiated basis. Investment income for the three and nine months ended September 30, 2008 was approximately $4.1 million and $18.5 million, respectively, of which approximately $0.0 million and $0.1 million, respectively, was attributable to invested cash and cash equivalents and approximately $4.1 million and $18.4 million, respectively, was attributable to portfolio investments. For the three and nine months ended September 30, 2008, of the approximately $4.1 million and $18.4 million, respectively, in investment income from investments other than cash and cash equivalents, approximately $0.1 million and $2.2 million, respectively, of PIK interest income was recorded. In comparison, investment income for the three and nine months ended September 30, 2007 was approximately $9.5 million and $20.8 million, respectively, of which approximately $0.1 million and $0.8 million, respectively, was attributable to invested cash and cash equivalents and approximately $9.4 million and $20.0 million, respectively, was attributable to portfolio investments.
Operating Expenses
Operating expenses for the three and nine months ended September 30, 2008 were approximately $2.1 million and $9.8 million, respectively. These amounts consisted of advisory fees of approximately $0.9 million and $3.6 million, incentive fees of $0 and approximately $1.7 million, interest expense and credit facility fees of approximately $0.6 million and $2.7 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.6 million and $1.8 million, respectively, for the three and nine months ended September 30, 2008. For the comparative three and nine month periods a year earlier, operating expenses were approximately $6.0 million and $12.6 million, respectively. Included in operating expenses were advisory fees of approximately $2.2 million and $4.5 million, incentive fees of $0 and approximately $1.3 million, interest expense and credit facility fees of approximately $3.1 million and $5.2 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.7 million and $1.6 million, respectively, for the three and nine months ended September 30, 2007. Additionally, for the three and nine months ended September 30, 2008, the Investment Adviser voluntarily waived incentive fees of $0 and approximately $0.8 million, respectively.

Net Investment Income
The Company’s net investment income for the three and nine months ended September 30, 2008 was approximately $2.0 million and $9.5 million, respectively, versus net investment income of approximately $4.3 million and $11.7 million, respectively, for the three and nine months ended September 30, 2007.
Net Unrealized Appreciation/Depreciation on Investments
For the three and nine months ended September 30, 2008, the Company’s investments had net unrealized depreciation of approximately $4.0 million and $22.9 million, respectively. This compares to net unrealized depreciation on the Company’s investments of approximately $22.9 million and $29.8 million, respectively, for the three and nine months ended September 30, 2007.
Net Realized Gains/Losses
For the three and nine months ended September 30, 2008, the Company had net realized losses on investments of approximately $5.1 million and $38.1 million, respectively, compared to net realized losses on investments of approximately $7.5 million and $7.3 million, respectively, for the three and nine months ended September 30, 2007.
Net Increase/Decrease in Stockholders’ Equity (Net Assets) from Operations
For the three and nine months ended September 30, 2008, the Company had a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $7.1 million and $51.5 million, respectively, compared to a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $26.1 million and $25.3 million, respectively, for the three and nine months ended September 30, 2007. For the three and nine months ended September 30, 2008, the decrease in stockholders’ equity (net assets) resulting from operations was primarily attributable to net unrealized depreciation on investments, as discussed above.
Financial Condition, Liquidity and Capital Resources
We remain committed to our total return investment objective by pursuing risk-adjusted returns across market cycles and will continue to focus on positioning our portfolio to benefit in weakened credit markets. In light of the broader unprecedented market dislocation that began at the end of the third quarter and continues into the fourth quarter, we are encouraged by the opportunities at hand in the current market environment as well as those that may be presented. Until such time as we believe favorable to profit from the market correction, the Investment Adviser is opportunistically de-levering the Company’s investment portfolio with the objective of positioning the Company for such circumstances. During the quarter ended September 30, 2008, liquidity and capital resources were generated primarily from cash flows from operations, including investment sales and prepayments and income earned from investments and cash equivalents. In June of this year, the Company entered into a new credit facility with Liberty Street Funding LLC, as conduit lender, and the Bank of Nova Scotia, acting through its New York agency as secondary lender and agent. The Company may borrow up to $100 million under the facility, subject to the satisfaction of certain conditions including compliance with borrowing base tests and asset coverage limits. The facility expires December 1, 2008. We are currently in negotiations with the facility provider to extend the facility. Given the unprecedented conditions in the financial system currently, it is not possible for management to predict if and when the facility provider will extend the facility. At September 30, 2008, the Company had $49.0 million in borrowings outstanding. During the fourth quarter, we intend to use excess funds to primarily repay borrowings under our credit facility, make strategic investments to seek to meet our investment objectives and strategies, to make cash distributions to holders of our common stock and to pay fees and our operating expenses. During the nine months ended September 30, 2008, the Company generated approximately $97.4 million in cash flows from operations, of which $93.0 million was used to repay borrowings under its credit facilities and approximately $12.0 million used to make cash distributions to holders of our common stock.

Distributions
We have qualified and elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Code. In order to maintain our status as a RIC, we are required to meet specified source-of-income and asset diversification requirements and must distribute annually at least 90% of our investment company taxable income. Additionally, we must distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to continue to qualify for the tax treatment applicable to RICs under the Code, and, among other things, continue to make the requisite distributions to our stockholders which will relieve the Company from federal income taxes.
We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.
On September 5, 2008, the Company’s Board declared a third quarter distribution of $0.1500 per share ($2,657,516), which was paid on September 30, 2008 to common stockholders of record on September 19, 2008. The Company has established an “opt out” dividend reinvestment plan (the “Plan”) for its common stockholders. As a result, if the Company declares a cash distribution in future periods, a stockholder’s cash distribution will be automatically reinvested in additional shares of the Company’s common stock unless the stockholder specifically “opts out” of the Plan and elects to receive cash distributions. For the third quarter 2008 distribution, holders of approximately 1,613,998 shares participated in the Plan. As a result, of the $2,657,516 total amount distributed, approximately $242,100 was used by the Plan agent to purchase shares in the open market, including fractions, on behalf of the Plan participants. On June 6, 2008, the Company’s Board declared a second quarter distribution of $0.2625 per share ($4,650,652), which was paid on June 30, 2008 to common stockholders of record on June 20, 2008. On March 7, 2008, the Company’s Board declared a first quarter distribution of $0.2625 per share ($4,650,652), which was paid on March 31, 2008 to common stockholders of record on March 20, 2008.
Conference Call
The Company invites all interested persons to participate in its conference call on Monday, November 10, 2008 at 4:15 p.m. (Eastern Time). The dial-in number for the call is (800) 768-6569. The pass code for the conference call is 3436766. The Company will maintain an audio replay of the call for one week following the call. The replay dial-in number is (888) 203-1112. The replay pass code is 3436766.
Please Note:
In order to use your time efficiently and answer your questions satisfactorily, the Company requests all questions be submitted in advance of the call via the Company’s website, www.highlandhcd.com. The question submission form may be found the under the segment entitled “Contact Us”. Please select “Conference Call Question” as your topic, enter your question in the text box provided, and select “Submit”. The deadline for submitting questions is Friday, November 7, 2008 at 4:00 p.m. (Eastern Time).

Highland Distressed Opportunities, Inc.
Statement of Assets and Liabilities

	As of
	September 30, 2008	As of
	(unaudited)	December 31, 2007
	($)	($)
Assets:
Investments in:
Unaffiliated issuers, at value (cost $217,672,705 and $345,348,887, respectively)	132,519,208	284,085,088
Affiliated issuers, at value (cost $39,497,023 and $26,677,127, respectively)	41,735,411	27,901,063

Total investments, at value (cost $257,169,728 and $372,026,014, respectively)	174,254,619	311,986,151
Cash and cash equivalents	—	4,291,098
Foreign currency (cost $3,176 and $0, respectively)	3,102	—
Receivable for:
Investments sold	17,716,081	24,628,173
Dividend and interest	4,506,802	5,951,790
Other assets	154,586	66,712

Total assets	196,635,190	346,923,924

Liabilities:
Due to Custodian	3,224,095	—
Notes payable (Note 4)	49,000,000	142,000,000
Net discount and unrealized depreciation on unfunded transactions	11,863	16,228
Payables for:
Investments purchased	24,299,665	19,387,884
Investment advisory fee (Note 3)	919,733	1,812,285
Administration fee (Note 3)	160,953	317,150
Incentive fee (Note 3)	—	383,951
Interest expense (Note 4)	195,259	759,465
Directors’ fees (Note 3)	2,006	592
Accrued expenses and other liabilities	281,281	231,317

Total liabilities	78,094,855	164,908,872

Stockholders’ equity (net assets)	118,540,335	182,015,052

Composition of stockholders’ equity (net assets):
Common Stock, par value $.001 per share: 550,000,000 common stock authorized, 17,716,771 common stock outstanding	17,717	17,717
Paid-in capital	253,163,644	253,163,644
Undistributed net investment income	965,144	3,420,147
Accumulated net realized gain/(loss) on unaffiliated investments, total return swaps and foreign currency transactions	(52,679,469)	(14,547,689)
Net unrealized appreciation/(depreciation) on investments, unfunded transactions and translation of assets and liabilities denominated in foreign currency	(82,926,701)	(60,038,767)

Stockholders’ equity (net assets)	118,540,335	182,015,052

Net Asset Value Per Share (Net Assets/Common Stock Outstanding)	6.69	10.27

Highland Distressed Opportunities, Inc.
Statement of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007(a)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($)	($)	($)	($)
Investment Income:
Interest income from unaffiliated issuers	2,758,382	9,345,514	17,089,645	19,796,684
Interest income from affiliated issuers (Note 7)	1,328,066	—	1,328,066	—
Unaffiliated dividends (net of foreign taxes withheld)	—	175,702	40,685	954,901

Total investment income	4,086,448	9,521,216	18,458,396	20,751,585

Expenses:
Investment advisory fees (Note 3)	919,733	2,207,594	3,566,640	4,493,525
Incentive fees (Note 3)	—	—	1,680,346	1,326,507
Administration fees (Note 3)	160,953	386,356	624,162	786,367
Accounting service fees	41,777	37,934	119,027	89,063
Transfer agent fees	8,241	8,192	23,367	19,233
Professional fees	243,867	133,266	582,386	234,356
Directors’ fees	4,927	10,334	16,788	24,263
Custody fees	6,427	15,450	28,573	38,673
Registration fees	6,032	8,072	18,065	8,072
Reports to stockholders	20,583	10,982	41,554	49,371
Delaware franchise tax expense	9,115	27,357	38,951	48,455
Organization expense (Note 3)	—	—	—	170,383
Rating agency fees	10,386	24,506	40,148	32,497
Interest expense (Note 4)	615,401	3,083,273	2,726,479	5,216,061
Other expense	66,552	46,785	258,070	80,954

Total operating expenses	2,113,994	6,000,101	9,764,556	12,617,780
Fees and expenses waived or reimbursed by Investment Adviser (Note 3)	—	(744,834)	(809,977)	(3,594,496)

Net expenses	2,113,994	5,255,267	8,954,579	9,023,284

Net investment income	1,972,454	4,265,949	9,503,817	11,728,301

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on unaffiliated investments	(5,099,876)	(7,645,111)	(38,131,772)	(7,401,030)
Net realized gain/(loss) on total return swaps	—	137,821	—	172,955
Net realized gain/(loss) on foreign currency transactions	(3)	18,914	(8)	(26,660)
Net change in unrealized appreciation/(depreciation) on investments	(3,971,133)	(22,906,625)	(22,875,246)	(29,833,092)
Net change in unrealized appreciation/(depreciation) on unfunded transactions	(1,807)	—	(11,863)	—
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	(2,794)	8,611	(825)	38,362

Net realized and unrealized gain/(loss) on investments	(9,075,613)	(30,386,390)	(61,019,714)	(37,049,465)

Net decrease in stockholders’ equity (net assets) resulting from operations	(7,103,159)	(26,120,441)	(51,515,897)	(25,321,164)

(a)	Highland Distressed Opportunities, Inc. commenced operations on January 18, 2007.

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”, “we,” “us” and “our”) is a recently-organized, non-diversified closed-end company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements describing the Company’s future plans and objectives. These forward-looking statements, as well as future oral and written statements by the management of the Company, Inc., are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “could,” “estimates,” “potential,” “continue,” “target,” or the negative of these terms or other similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888